Exhibit 107

Calculation of Filing Fee Tables
Form N-14
(Form Type)
Kayne Anderson Energy Infrastructure Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Other	45,000,000	$9.51(2)	$427,950,000	$ 0.00011020	$47,160.09
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	Other	45,000,000	$9.51(2)	$427,950,000	$ 0.00011020	$47,160.09
	Total Offering Amounts					$427,950,000		$47,160.09
	Total Fees Previously Paid					$427,950,000		$47,160.09
	Total Fee Offsets					$427,950,000		$47,160.09
	Net Fee Due							—

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		N-14 8C	333-270879	March 27, 2023		$47,160.09
Fee Offset Sources	Kayne Anderson Energy Infrastructure Fund, Inc.	N-14 8C	333-270879		April 28, 2023		$47,160.09(3)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Net asset value per common share on March 24, 2023.
(3)	KYN previously paid $47,160.09 upon the filing of its Registration Statement on Form N-14 on March 27, 2023 in connection with the transaction reported hereby.